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                                                                     Exhibit 8.2



[WF&G LETTERHEAD]

June 23, 1999





NeXstar Pharmaceuticals, Inc.
2860 Wilderness Place
Boulder, CO 80301

Ladies and Gentlemen:

We have acted as counsel for NeXstar Pharmaceuticals, Inc. (the "Company") in connection with its proposed merger with Gazelle Acquisition Sub, Inc. (the "Sub") for shares of the common stock of Gilead Sciences, Inc. (the "Parent"), pursuant to a Merger Agreement dated as of February 28, 1999 and the exhibits thereto (the "Merger Agreement"). All capitalized terms used herein, unless otherwise specified, have the meanings assigned to them in the Merger Agreement.

You have requested our opinion regarding the treatment of the Merger as a reorganization defined in Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"). In providing our opinion, we have examined the Merger Agreement, the Joint Proxy Statement of Company and Parent and such other documents and corporate records as we have deemed necessary or appropriate for purposes of our opinion. In addition, we have assumed that:

     a. The Merger will be consummated in the manner contemplated by the Joint Proxy Statement and in accordance with the provisions of the Merger Agreement.

     b. The representations made to us by Company and by Parent and Sub in their respective letters to us dated June 23, 1999 and delivered to us for purposes of this opinion are accurate and complete.

Based upon the foregoing, in our opinion, the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code.

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NeXstar Pharmaceuticals, Inc.
June 23, 1999
Page 2


In addition to your request for our opinion on this specific matter of federal income tax law, you have asked us to review the discussion of federal income tax issues contained in the Registration Statement on Form S-4 of Parent filed pursuant to the Merger Agreement (the "Registration Statement"). We have reviewed the discussion entitled "Material Federal Income Tax Consequences" contained in the Registration Statement and hereby confirm that, insofar as it relates to statements of law and legal conclusions, it is correct in all material respects.

The opinions expressed herein are based upon existing statutory, regulatory and judicial authority, any of which may be changed at any time with retroactive effect. In addition, our opinions are based solely on the documents that we have examined, the additional information that we have obtained, and the statements contained in the letters from Company and from Parent and Sub referred to above, which we have assumed will be true as of the effective time of the Merger. Our opinions cannot be relied upon if any of the facts pertinent to the Federal income tax treatment of the Merger stated in such documents or in such additional information is, or later becomes, inaccurate, or if any of the statements contained in the letters from Company and from Parent and Sub referred to above are, or later become, inaccurate. Finally, our opinions are limited to the tax matters specifically covered hereby, and we have not been asked to address, nor have we addressed, any other tax consequences of the Merger or any other transaction.

This opinion is not to be used, circulated, quoted or otherwise referred to for any purpose without our express written permission. Notwithstanding the previous sentence, we hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the reference to our firm under the heading "Material Federal Income Tax Consequences." In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

WILLKIE FARR & GALLAGHER

/s/ WILLKIE FARR & GALLAGHER